Exhibit 10.33

RPX CORPORATION 2011 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

(NON-EMPLOYEE DIRECTORS)

You have been granted the following option to purchase shares of the common stock of RPX Corporation (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	Nonstatutory Stock Option

Exercise Price per Share:	$«PricePerShare»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	This option vests and becomes exercisable with respect to the first «VestPercentage» of the shares subject to this option when you complete one month of continuous Service from the Vesting Commencement Date. Thereafter, this option vests and becomes exercisable with respect to an additional «VestPercentage» of the shares subject to this option when you complete each additional month of continuous Service.

Expiration Date:	«ExpDate». This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may be terminated sooner as provided in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the 2011 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document. Capitalized terms not otherwise defined in this Notice of Stock Option Grant shall have the meanings assigned in the Plan.

You further agree to accept by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

You further agree to comply with the Company’s Insider Trading Policy (or any successor thereto) when selling shares of the Company’s common stock.

OPTIONEE:	RPX CORPORATION

By:
Title:

RPX CORPORATION 2011 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(NON-EMPLOYEE DIRECTORS)

Grant of Option & Defined Terms

Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant, this Agreement and the Plan, the Company has granted you an option to purchase up to the total number of shares of common stock specified in the Notice of Stock Option Grant at the exercise price indicated in the Notice of Stock Option Grant.

Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned in the Plan.

Vesting	This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Notice of Stock Option Grant. In addition, this option will vest in full if the Company is subject to a Change in Control before your Service terminates. In no event will this option vest or become exercisable for additional shares after your Service has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (This option will expire earlier if your Service terminates, as described below, and this option may be terminated sooner as provided in Article 9 of the Plan.)

Termination of Service	If your Service terminates for any reason, this option will expire immediately to the extent the option is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines when your Service terminates for this purpose.

Regular Termination	If your Service terminates for any reason except death or total and permanent disability (as defined below), then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Death	If you die before your Service terminates, then this option, to the extent vested as of your death, will expire at the close of business at Company headquarters on the date 12 months after the date of your death.

Disability	If your Service terminates because of your total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on an unpaid leave of absence that lasts more than thirty days, then, to the extent permitted by applicable law, the vesting schedule specified in the Notice of Stock Option Grant will be suspended on the thirty-first day of such unpaid leave, and this option will not vest or become exercisable with respect to any additional shares during the remainder of such leave. Vesting will resume when you return to active Service. If you go on a paid leave of absence, the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

You may only exercise your option for whole shares.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of) of the following forms:

•    By delivering to the Company your personal check, a cashier’s check or a money order.

•    By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements include payment in cash. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding shares of Company stock that otherwise would be issued to you when you exercise this option, (c) surrendering shares that you previously acquired or (d) withholding cash from other compensation. The fair market value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company, a Parent, a Subsidiary or an Affiliate in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Corporate Transactions	If the Company is party to a merger, consolidation or certain corporate transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. In the event of any conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

RPX CORPORATION 2011 EQUITY INCENTIVE PLAN

NOTICE OF EXERCISE OF STOCK OPTION

You must sign this Notice on Page 2 before submitting it to the Company

OPTIONEE INFORMATION:

Name:	Social Security Number:
Address:	Employee Number:

(The certificate for the purchased shares will be

sent to this address.)

OPTION INFORMATION:

Date of Grant: , 20	Type of Stock Option:

Exercise Price per Share: $	☐ Nonstatutory (NSO)

Total number of shares of Common Stock of RPX Corporation (the “Company”) covered by option:	☐ Incentive (ISO)

EXERCISE INFORMATION:

Number of shares of Common Stock of the Company for which option is being exercised now: . (These shares are referred to below as the “Purchased Shares.”)

Total exercise price for the Purchased Shares: $

ACKNOWLEDGMENTS:

1.	I understand that all sales of Purchased Shares are subject to compliance with the Company’s Insider Trading Policy (or any successor thereto).

2.	I hereby acknowledge that I received and read a copy of the 2011 Equity Incentive Plan and the prospectus describing the Company’s 2011 Equity Incentive Plan and the tax consequences of an exercise.

3.	In the case of a nonstatutory option, I understand that I must recognize ordinary income equal to the spread between the fair market value of the Purchased Shares on the date of exercise and the exercise price. I further understand that I am required to pay withholding taxes at the time of exercising a nonstatutory option. I understand that I may suffer adverse tax consequences as a result of the purchase or subsequent disposition of the Purchased Shares and represent that I have consulted with any tax consultant I deem advisable and am not relying on the Company for any tax advice.

4.	In the case of an incentive stock option, I agree to notify the Company if I dispose of the Purchased Shares before I have met both of the tax holding periods applicable to incentive stock options (that is, if I make a disqualifying disposition).

SIGNATURE:

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